Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Universal Display Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-170398, 333-166739, 333-165575, 333-163024, 333-159081, 333-157926, 333-155212, 333-150818, 333-149731, 333-147281, 333-142825, 333-141369, 333-138732, 333-134022, 333-131515, 333-129745, 333-120737, 333-124306, 333-112077, 333-101733, 333-74854, 333-72846, 333-60856, 333-50990, 333-48810, 333-40760, and 333-27901) on Form S-3 and the registration statements (Nos. 333-198060, 333-159083, 333-159082 and 333-112067) on Form S-8 of our reports dated February 23, 2022, with respect to the consolidated financial statements of Universal Display Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 23, 2022